EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in Registration Statement Nos. 333-137748, 333-105368, 333-88684, 333-85720 and 333-32678 on Form S-8 of our report dated March 17, 2008, relating to the consolidated financial statements of RAE Systems Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, and Financial Standards Accounting Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109 and our report dated March 17, 2008 relating to the effectiveness of RAE Systems Inc. internal control over financial reporting, appearing in the Annual Report on Form 10-K of RAE Systems Inc. for the year ended December 31, 2007.
/s/ Deloitte & Touche, LLP
San Jose, California
March 17, 2008